UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

MARKET & RESEARCH CORP.
(Name of registrant as specified in its charter)

Delaware	68-0652656
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Wright Street, Suite 220, Westport, Connecticut	06880
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (203) 226-6660

Copies of all communications to:
Richard A. Krantz, Esq.
Robinson & Cole LLP
Financial Centre
695 East Main Street
Stamford, Connecticut  06904
(203) 462-7500

Securities to be registered pursuant to Section 12(b) of the Act:

None
(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

PART I

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements of Market & Research Corp. (the “Company”) included in this Report are "forward-looking statements." Forward-looking statements include statements about the business strategies of Market & Research Corp. and other statements that are not historical facts. The words "anticipate," "estimate," "project," "intend," "expect," "believe," "forecast" and similar expressions are also intended to identify forward-looking statements, but some of these statements may use other phrasing. These forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These factors include, among other things:

•	we may be unable to implement key elements of our business strategy;

•	we may have insufficient capital to acquire additional businesses;

•	we may be unable to retain key personnel;

Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

Item 1.  Business

Market & Research Corp. is currently a dormant company with no revenues or operations. The report of the Company’s independent public accountants for the most recent fiscal year ended September 30, 2007 included a paragraph stating that the financial condition of the Company raises substantial doubts about the Company’s ability to continue as a going concern. If the Company is not able to accomplish its plans described below, it will not be able to continue to operate.

History

The Company, which was incorporated November 10, 1994, was a manufacturer, designer, importer and wholesaler of men's shoes. In 1999, the Company ceased all operations and has remained in a dormant state. The Company has identified certain investments and is in the process of securing funds to acquire those investments and commence operations. There is no guarantee that the Company will secure the necessary financing to operate or to acquire assets.

On October 17, 2005, a majority of shareholders passed a resolution to increase the number of authorized common shares to 250,000,000. On January 30, 2006 the holders of a majority of the outstanding common stock of the Company passed a resolution to increase the number of authorized common shares from 250,000,000 to 1,500,000,000 and to lower the par value from $0.01 to $0.001. The purpose of these resolutions was to create a sufficient number of shares of common stock to allow the Company to settle its last remaining liability and to commence operations.

On March 28, 2006 the Company acquired all the stock of LifeHealthCare, Inc. (“LHC”) a Delaware corporation by issuing 600,000,000 shares of the Company’s common stock. LHC’s value was set at $1,200,000 based on the market value of the Company’s shares issued. LHC focused on the dental and healthcare marketplace. LHC has no revenue and will require a significant amount of financing in order to commence operations. The Company does not have access to the necessary financing at this time. If financing is not obtained, LHC will not be able to commence operations. As of the date of acquisition, LHC had incurred cumulative losses of approximately $71,000. There is no certainty that even with financing, LHC will be able to commence operations or obtain profitable status. Management has primarily focused its attention on the reorganization of the Company in order to prepare it for capital raising activities. Neither company has devoted its attention to financial planning, raising capital, research and development or any other activities that would be associated with the start up of operations. As such, the companies do not qualify for classification as development stage accounting.

On December 18, 2007 the Company filed a Schedule 14(c) with the Security and Exchange Commission announcing the approval by a majority of shareholders of the following, which became effective on April 21, 2008:

•	A reverse stock split of 150:1. As a result of the reverse split, the number of issued and outstanding shares of common stock will be reduced to 9,990,751 from 1,498,612,518.

•	A reduction of the authorized number of common stock from 1,500,000,000 to 150,000,000.

Recent Proposed Transactions

The Company has recently entered into agreements to purchase three operating companies. The sellers of each of the companies have the ability to unilaterally terminate each of the agreements, and, as a result, the Company does not consider any of the agreements to be binding at this time. The Company is currently attempting to secure financing to complete each of the acquisitions. The Company does not currently have any written agreement with any potential source of financing to provide the necessary funds. Although there can be no assurance, if and when the Company is able to secure the funds, it believes that it will be able to consummate each of the acquisitions on the terms set forth below. As a result of the Company not being in a position to count on any financing, the Company is unable to conclude that any of the proposed acquisitions is probable of consummation at this time. The Company is not obligated to pay any penalties, or be subject to any claims for breach of contract, if the acquisitions are not consummated.

InMarketing Transaction. On November 12, 2007, the Company entered into an agreement for the shares of InMarketing Corp (“InMarketing”). The proposed purchase price for the shares of InMarketing is approximately $6,120,000.

InMarketing is in the business of designing proprietary software that provides a database-driven program to help companies build employee sales and recognition programs and customer loyalty and service award programs.

The Company has not secured financing to accomplish this acquisition. The sellers of these shares currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

Aspen Transaction. As of November 5, 2007, the Company entered an agreement for the purchase of the shares of Quantum Research Services, Inc. d/b/a Aspen Media and Market Research, Ltd., a Colorado corporation (“Aspen”). The proposed purchase price of the shares of Aspen is approximately $2,042,000.

Aspen specializes in both research field services of data gathering to be used to test advertising effectiveness, new product surveys, customer service tracking and focus group recruiting and setup. Aspen also works in the circulation industry for subscriptions for business-to-business controlled circulation publications.

The Company has not secured financing to accomplish this acquisition. The sellers of these shares currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

Precision Transaction. On April 30, 2008, the Company entered into an agreement for the purchase of the assets of Precision Opinion, Inc. The proposed purchase price for the assets of Precision is approximately $2,250,000.

Precision is a CATI (computer assisted telephone interviewing) equipped phone room that includes web-based CAWI (computer assisted web interviewing) data collection.

The Company has not secured financing to accomplish this acquisition. The sellers of these assets currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

Description of Our Subsidiary

The Company has formerly had one subsidiary, LifeHealthCare, Inc. On September 12, 2008, the Company paid a dividend of all of the shares of LifeHealthCare, Inc. to the stockholders of the Company. LifeHealthCare, Inc. has not commenced operations.

Employees

As of September 1, 2008, the Company had no employees.

The Company cannot be assured of being able to attract qualified employees in the future.

Item 1A. Risk Factors

Risk Factors

We have a limited operating history and a history of substantial operating losses and we may not be able to continue our business. Our auditors have expressed substantial doubt as to our ability to continue as a going concern.

We have a history of substantial operating losses. For the year ended September 30, 2007, our net loss was $1,627,543. For the nine months ended June 30, 2008, our net loss was $2,660,800. We have historically experienced cash flow difficulties primarily because our expenses have exceeded our revenues. We expect to incur additional operating losses for the immediate near future. These factors, among others, raise significant doubt about our ability to continue as a going concern. If we are unable to generate sufficient revenue from our operations to pay expenses or we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially and adversely affected. The report of the Company’s independent public accountants for our most recent fiscal year ended September 30, 2007, also included a paragraph stating that the financial condition of the Company raises substantial doubts about the Company’s ability to continue as a going concern.

We will need additional financing in order to continue our acquisitions and operations which we may not be able to raise.

We will require additional capital to finance our future acquisitions and operations.  We can provide no assurance that we will obtain additional financing sufficient to meet our future needs on commercially reasonable terms or otherwise.  If we are unable to obtain the necessary financing, our business, operating results and financial condition will be materially and adversely affected.

We have no employees and our success is dependent on our ability to retain and attract consultants to operate our business and there is no assurance that we can do so.

As discussed above, as of September 1, 2008, we have no employees and utilize the services of consultants.  They are not otherwise prohibited from terminating their consulting relationship with the Company. The loss of the knowledge and management and industry expertise of any of these key consultants could have a material adverse impact on our future prospects. Once we are sufficiently capitalized, we will need to recruit new executive managers and hire employees to help us execute our business strategy and help manage the growth of our business. Our business could suffer if we were unable to attract and retain additional highly skilled personnel or if we were to lose any key personnel and not be able to find appropriate replacements in a timely manner.

Litigation concerning intellectual property could adversely affect our business.

We rely on a combination of trade secrets, trademark law, contractual provisions, confidentiality agreements and certain technology and security measures to protect our trademarks, license, proprietary technology and know-how.  However, we can provide no assurance that competitors will not infringe upon our rights in our intellectual property or that competitors will not similarly make claims against us for infringement.  If we are required to be involved in litigation involving intellectual property rights, our business, operating results and financial condition will be materially and adversely affected.

It is possible that third parties might claim infringement by us with respect to past, current or future technologies.  We expect that participants in our markets will increasingly be subject to infringement claims as the number of services and competitors in our industry grows.  Any claims, whether meritorious or not, could be time-consuming, result in costly litigation and could cause service upgrade delays or require us to enter into royalty or licensing agreements.  These royalty or licensing agreements might not be available on commercially reasonable terms or at all.

Defects in our products may adversely affect our business.

Complex technologies such as the technologies developed by us may contain defects when introduced and also when updates and new products are released. Our introduction of technology with defects or quality problems may result in adverse publicity, product returns, reduced orders, uncollectible or delayed accounts receivable, product redevelopment costs, loss of or delay in market acceptance of our products or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, financial condition and results of operations.

The large number of shares eligible for public sale could cause our stock price to decline.

The market price of our common stock could decline as a result of the resale of the shares of common stock. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

There are a significant number of estimates associated with the preparation of our financial statements.

In order to prepare the financial statements for our Company, management must make numerous estimates. Some of the estimates include estimated lives of fixed assets, various estimates needed to determine the recoverability of goodwill or intangible assets as well as other computations used to prepare the financial statements. These estimates can have a material effect on the financial statements.

Our stock price can be extremely volatile.

There can be no assurance that an active public market will develop for our common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

Trading may be sporadic because our common stock is not listed on Nasdaq or a stock exchange, and stockholders may have difficulty reselling their shares.

Trading in our common stock is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. Moreover, the pink sheets is not a stock exchange, and trading of securities is often more sporadic than the trading of securities listed on the Nasdaq or on an exchange.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We do not expect to pay dividends on our common stock.

We have not declared dividends on our common stock since our incorporation and we have no present intention of paying dividends on our common stock.

MANY OF THESE RISKS AND UNCERTAINTIES ARE OUTSIDE OF OUR CONTROL AND ARE DIFFICULT FOR US TO FORECAST. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS.

Item 2. Financial Information

Background and History

The Company, which was incorporated on November 10, 1994. The Company has been dormant since 1999. During this dormancy period, only one creditor continued to pursue collection of the amount due to him by the Company. On November 7, 2005, that sole remaining creditor of the Company (Martin Licht, a current Company director and officer) accepted an offer by the Company to convert the entire amount owed, including accrued but unpaid interest, ($485,985) by the Company into common stock. Under this settlement, the Company issued 1,295,976 common shares in full satisfaction of all claims of this creditor. This was the only known outstanding obligation of the Company.

In an effort to commence operations, the Company has issued and committed to issue common stock in return for services. Between October, 2005 and October, 2006, the Company issued 9,698,490 shares of common stock in exchange for consulting and other administrative services, the elimination of debt and to acquire LifeHealth Care, Inc.

The Company acquired all the outstanding stock from the Company’s current director and officer, Martin Licht, of LifeHealth Care, Inc. (“LHC”) on March 28, 2006 in exchange for 4,000,000 shares of the Company’s common stock. LHC is a startup company in the dental and healthcare marketplace that has no revenues or tangible assets. The estimated value of LHC at the time of the acquisition was $1,200,000. As of the date of acquisition, LHC had incurred cumulative losses of approximately $71,000. The Company has identified certain other medical related investments and is in the process of securing funds to acquire those investments. LHC will require a significant amount of financing. The Company does not have access to the necessary financing at this time. If financing is not obtained, LHC will not be able to commence operations. There is no certainty that even with financing, LHC will be able to commence operations or obtain profitable status. There is no certainty that the Company will secure the necessary financing to acquire or operate any assets.

On April 21, 2008 the following steps, which had previously been approved by a majority of shareholders, became effective:

As a result of the reverse split of 1:150, the number of issued and outstanding shares of common stock will be reduced to 9,991,082 from 1,498,612,518. The par value changed from $.0001 to $.01

A reduction of the authorized number of shares of common stock from 1,500,000,000 to 150,000,000.

An amendment to change the name of the Company from Cable & Co Worldwide, Inc. to Market & Research Corp.

Each of these steps has been approved by the board of directors and became effective April 21, 2008, and has been reflected in the financial statements and corporate documents of the Company.

The Company has entered into a series of three agreements to purchase either the assets or stock of other companies. Each of these proposed acquisitions will require a significant amount of financing. The Company does not have access to the necessary financing at this time. The Company currently has no agreements or understandings with respect to financing. Accordingly, the Company is unable to conclude that any of the proposed acquisitions is probable of consummation at this time.

InMarketing Transaction. On November 12, 2007, the Company entered into an agreement for the shares of InMarketing Corp (“InMarketing”). The proposed purchase price for the shares of InMarketing is approximately $6,120,000.

InMarketing is in the business of designing proprietary software that provides a database-driven program to help companies build employee sales and recognition programs and customer loyalty and service award programs.

The Company has not secured financing to accomplish this acquisition. The sellers of these shares currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

Aspen Transaction. As of November 5, 2007, the Company entered an agreement for the purchase of the shares of Quantum Research Services, Inc. d/b/a Aspen Media and Market Research, Ltd., a Colorado corporation (“Aspen”). The proposed purchase price of the shares of Aspen is approximately $2,042,000.

Aspen specializes in both research field services of data gathering to be used to test advertising effectiveness, new product surveys, customer service tracking and focus group recruiting and setup. Aspen also works in the circulation industry for subscriptions for business-to-business controlled circulation publications.

The Company has not secured financing to accomplish this acquisition. The sellers of these shares currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

Precision Transaction. On April 30, 2008, the Company entered into an agreement for the purchase of the assets of Precision Opinion, Inc. The proposed purchase price for the assets of Precision is approximately $2,250,000.

  Precision is a CATI (computer assisted telephone interviewing) equipped phone room that includes web-based CAWI (computer assisted web interviewing) data collection.

The Company has not secured financing to accomplish this acquisition. The sellers of these assets currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

On April 21, 2008, the Company’s Board of Directors conditionally approved the spin off of LHC to the shareholders of the Company. That spin off was consummated on September 12, 2008, after the SEC declared effective the Form 10 of LHC to make LHC subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

Results of Operations

Fiscal 2007 compared to Fiscal 2006

Revenues

The Company had no revenues or operations in either 2007 or 2006.

Cost of Sales

The Company had no cost of sales or operations in either 2007 or 2006.

Selling, General and Administrative Expenses

The Company recognized $458,344 in administrative and professional expenses and impairment loss of $1,169,199 in 2007. The Company recognized $1,120,666 in administrative expenses in 2006. The expenditures for administrative expenses were primarily related to efforts to revive the Company. The decrease was due primarily to the issue of stock for services in 2006. There were no issuances of stock for services in 2007, however the Company did record $300,000 in directors’ fees which were capitalized in 2006 as prepaid expenses. The directors’ fees were paid through the issuance of 150,000,000 shares of common stock in 2006. The Company performed a test of the impairment of goodwill at the end of the fiscal year and determined that the goodwill was fully impaired. The goodwill was related to the acquisition of LifeHealthCare, Inc.

Provision for Income Taxes

The Company had no income tax expense, net of valuation allowance on deferred taxes in either 2007 or 2006.

Net Loss

The Company recognized net losses of $1,627,543 during fiscal 2007 as compared to $1,120,666 during the prior year for an overall increase in net loss of $506,877. The increase was due primarily to the impairment of goodwill.

Financial condition, liquidity and capital resources

We have incurred cumulative losses since inception, and the report from of our independent auditor on our audited financial statements at September 30, 2007 contains a going concern statement. We will continue to incur losses during the foreseeable future and have yet to achieve revenues sufficient to offset direct expenses and corporate overhead. We do not have any present commitments for capital expenditures. We cannot guaranty that we will be successful in our efforts to initiate operations.

We do not have adequate working capital for the near term. We will continue to be reliant on loans from our officers to provide working capital. If our officers are unable to continue to loan us working capital, or we do not raise working capital through other efforts, we cannot guarantee that we will be successful in obtaining capital upon terms acceptable to us, if at all. Our failure to secure necessary capital when needed could have a material adverse effect on our financial condition and results of operations in future periods.

Results of Operations

Quarter ended June 30, 2008 as compared to quarter ended June 30, 2007

REVENUES
None.

IMPAIRMENT LOSS
The Company recognized $77,500 impairment loss during the three months ended June 30, 2008 and $0.0 during the same period in fiscal 2007. The loss was attributed to the CE designation the Company holds on the emergency dental kit. The impairment was due to the inability of the Company to be able to demonstrate an ability to generate revenues related to this asset.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The Company recognized $2,596,525 during fiscal 2008 and $90,500 during fiscal 2007 in administrative expenses primarily related to efforts to revive the Company in fiscal 2008. The increase in 2008 is due to the issuance of 4,233,332 common shares to two appointed directors, two officers and seven individuals in exchange for consulting services.

PROVISION FOR INCOME TAXES
The deferred tax asset generated by the tax losses and temporary differences has been fully reserved.

NET LOSS
The Company recognized net losses of $2,596,525, during the third quarter of fiscal 2007 as compared to $90,500 during the same period last year for an overall increase in net loss of $2,506,025. The increase in the loss is primarily due to the issuance of 4,233,332 common shares to two appointed directors, two officers and seven individuals in exchange for consulting services in fiscal 2008 and an impairment charge of $77,500.

Nine months ended June 30, 2008 as compared to nine months ended June 30, 2007

REVENUES
None.

IMPAIRMENT LOSS
The Company recognized $77,500 impairment loss during the three months ended June 30, 2008 and $0.0 during the same period in fiscal 2007. The loss was attributed to the CE designation the Company holds on the emergency dental kit. The impairment was due to the inability of the Company to be able to demonstrate an ability to generate revenues related to this asset.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The Company recognized $2,660,800 in administrative expenses in fiscal 2008. The expenses during the comparable period the prior year of $249,800 were primarily related to the amortization of directors’ fees prepaid expense recognition. The increase in 2008 is due to the issuance of 4,233,332 common shares to two appointed directors, two officers and seven individuals in exchange for consulting services.

PROVISION FOR INCOME TAXES
The deferred tax asset generated by the tax losses and temporary differences has been fully reserved.

NET LOSS
The Company recognized net losses of $2,660,800, during the first nine months of fiscal 2008 as compared to $249,800 during the same period the prior fiscal year for an overall increase in net loss of $2,411,000. The increase in 2008 is due to the issuance of 4,233,332 common shares to two appointed directors, two officers and seven individuals in exchange for consulting services in fiscal 2008 and an impairment charge of $77,500.

Financial Condition, Liquidity and Capital Resources

The Company intends to seek financing. There can not be any assurance that the Company will be able to secure any such financing. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses, has an accumulated deficit of approximately, $21,600,000, current assets exceed current liabilities and is dependent upon financing to continue operations.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  It is management's plan to continue to implement their strategy to commence operations. With the commencement of operations, management believes they will generate sufficient funds to support operations.  Officers will continue to support operations as needed for any shortfalls in cash flows to the extent they are able.

The Company has negative working capital. Until it secures financing, it is unlikely that the Company will have any working capital. Without working capital, the Company can not operate.

The Company does not have any assets with which it can satisfy any of its outstanding obligations. The Company’s ability to survive is in question. The Company is dependent on issuing its stock in exchange for goods and services.

Item 3. Description of Property

The Company’s principal executive offices are located at 10 Wright St, Suite 220 Westport CT 06880. The Company leases its space from Surrey Associates, LLC, a related party, at no cost. As the Company has no employees, the office is primarily for mail and phone calls. There is an estimate of $5,000 per year for the value for the space included in the financial statements.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the common stock ownership of (i) each person known by the Company to be the beneficial owner of five percent or more of the Company’s issued common stock, (ii) each director individually and (iii) all officers and directors of the Company as a group. Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial. No stock options have been issued. The address of each owner who is an officer or director is in care of the Company at 10 Wright Street, Suite 220, Westport, CT 06880

(i)  Beneficial owners of 5% or more of Company’s issued common stock

Title of Class	Name of Beneficial Owner	Number of Shares	Percent of Class
Common Stock	Martin Licht	4,673,333	31.20%
Common Stock	Joy Stein(1)	2,333,334	15.58%

(ii)  Directors

Title of Class	Name of Beneficial Owner	Number of Shares	Percent of Class
Common Stock	Martin Licht	4,673,233	31.20%
Common Stock	Gary Stein (1)	-0-
Common Stock	Steven Kessler	673,333	4.49%
Common Stock	Alberto Salvucci	583,000	3.27%
Common Stock	Mark Lazar	333,333	2.22%

(1) Joy Stein is the wife of Gary Stein. Mr. Stein disclaims beneficial ownership of Mrs. Stein’s shares.

(iii) Officers and Directors

Title of Class	Number of Shares	Percent of Class
Common Stock	6,509,358	43.47%

Item 5. Directors, Executive Officers, Promoters and Control Persons.

Directors and Executive Officers

The Company’s directors and executive officers, their ages and present position are as follows:
Name	Age	Positions
Gary Stein	59	President, Director, Secretary
Martin Licht	67	Executive Vice President, Director
Mark Lazar	55	Director
Alberto Salvucci	52	Director
Steven Kessler	61	Director
John Grippo	52	Chief Financial Officer

Gary Stein

Mr. Stein joined the Company as President, Director and Secretary December 1, 2007. Mr. Stein is an attorney with more than 30 years business and corporate experience. From 1993 to present Mr. Stein has been self-employed with DB Capital, where he has advised numerous small emerging growth companies, taking senior financial and legal management positions when necessary, the raising of capital, both equity and debt and advising these companies as to mergers and acquisitions in the interest of the company’s shareholders. Mr. Stein has advised these companies in raising in excess of $80,000,000 in permanent equity financing. From 1995 through 2000 Mr. Stein was CFO and CAO for Pinnacle Technologies, Inc. a leading provider of IT staffing for government and Fortune 500 companies. Mr. Stein is a graduate of Capital University receiving both a B.A. in 1971 and J.D degree in 1974.

Martin Licht

Martin Licht joined the company as Chief Executive Officer and Director in September 2007. He resigned as Chief Executive Officer and was named as Executive Vice President December 1, 2007 Martin Licht is a practicing attorney with more than thirty five years of diversified legal experience. From 1979 through 1994 Mr. Licht was affiliated with the law firm of Hertzfeld & Rubin PC, where the directed the firm’s real estate law practice. Mr. Licht served as a member of the law firm of Gallet, Dryer & Berkey from 1995 through 1997. Since 1997 Mr. Licht has been self-employed and is a specialist in mergers and acquisitions, public financings, and real estate matters, having directed approximately two hundred twenty five real estate transactions, public offerings and private placements. Mr. Licht is a graduate of New York University and received LLB and J D Degrees from Brooklyn Law School in 1967.

Alberto Salvucci

Alberto Salvucci has be a member of the Board since January 1997. Mr. Salvucci has been the President of the Company since 1988 until 2007. He has provided design, production and production control services to the Company since its inception.

Mark Lazar

Mark Lazar joined the Company as a director in June of 2006. For the last ten years, he has been the CEO of Lazar Equities, a direct owner and property manager of mixed use, industrial and residential properties in Montreal and New York.

Steven Kessler

Steven Kessler joined the Company in 2006 as President. Mr. Kessler is an independent financial consultant with more than 20 years of experience in the investment industry. He is a co-founder, President and Chief Executive Officer of Advanced Respiratory Technologies, Inc., a privately held medical technology company and is the President of Strategic Resources. Mr. Kessler has provided various financial and investor relations services to emerging public companies. Mr. Kessler also formerly held senior staff positions at Manufacturers Hanover Trust Company and began his career as an accountant at Alexander Grant & Company. Mr. Kessler graduated from Brooklyn College of the City University of New York with a Bachelors of Science Degree in Accounting.

John Grippo

John Grippo joined the Company in 2006 as Chief Financial Officer. Mr. Grippo has been the president of his own financial management practice, John Grippo, Inc. since 2000. His firm provides services as the CFO to small to mid-sized public and private companies and also provides other related accounting and consulting services. Prior to that, Mr. Grippo served for ten years as a Chief Financial Officer to companies in housewares, electric vehicles and financial services industries. He worked for five years as an auditor with Arthur Andersen, LLP, followed by seven years in various accounting positions in the financial services industry. He is a member of the New York Society of Certified Public Accountants.

Board of Directors

Each of the directors of the Company holds office until his successor is elected or until his death, resignation or removal. Officers hold office until the meeting of the Board of Directors following each Annual Meeting of Stockholders and until their successors have been chosen and qualified. The Company has not held an annual meeting since June 6, 1997. The Company intends to hold an annual meeting as soon as is practical.

Audit Committee of the Board of Directors

The Board of Directors shall create a separate audit committee. Currently, none of the Company’s directors qualifies as a “financial expert” pursuant to Item 401 of Regulation S-B. The Company has not sought to add a director to its board who qualifies as a “financial expert” because although the Company believes it would be desirable to have a financial expert on its audit committee, the costs of retaining such an expert would be prohibitive, given the Company’s resources at this time. Currently, the Board of Directors acts in the capacity of the Audit Committee.

Compliance with Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Company, and persons who beneficially own more than 10% of the common stock, to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and furnish copies of those reports to the Company. Each of the executive officers and directors and persons who beneficially own more than 10% of the common stock of the Company were delinquent in filing a form 3 and/or 4 during the fiscal year.

Code of Ethics

The Company’s Board of Directors adopted a Code of Ethics which applies to all of the Company’s directors, executive officers and employees. A copy of the Code of Ethics is available upon request to the Company.

Item 6. Executive Compensation.

The Company has not paid any compensation to its executive officers or directors during the last three fiscal years.

Name and Principal Position(s) (a)	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Annual Compensation	Total
Gary Stein,	2007	$0	$0	$0	$0	$0	$0	$0	$0
President	2006	$0	$0	$0	$0	$0	$0	$0	$0

Martin Licht,	2007	$0	$0	$0	$0	$0	$0	$0	$0
Executive Vice President	2006	$0	$0	$0	$0	$0	$0	$0	$0

John Grippo,	2007	$0	$0	$0	$0	$0	$0	$0	$0
Chief Financial Officer	2006	$0	$0	$0	$0	$0	$0	$0	$0

Stock Issued in fiscal 2006 and 2007

Steven Kessler was issued 673,333 shares of common stock in fiscal 2006. The shares were issued for services rendered to the Company as a consultant. Mr. Kessler assigned all those shares to Mr. Licht in 2007. Mr. Salvucci, Mr. Stein and Mr. Lazar were each issued 333,333 shares of common stock in fiscal 2006. The shares were issued for servicing as a board member for fiscal 2007.

John Grippo was issued 173,333 shares of common stock in fiscal 2006. The shares were issued for services rendered to the Company as a consultant prior to being named Chief Financial Officer.

Martin Licht and certain other parties were issued 1,295,976 shares of common stock in fiscal 2006. The shares were issued in exchange for debt and accrued interest owed by the Company to Mr. Licht. The Company issued 4,000,000 shares of common stock to Mr. Licht in return for all the common shares of LifeHealthCare, Inc.

No common shares were issued in fiscal 2007.

Options Granted in Fiscal 2006 and 2007

None.

	Options Granted
Name	Number of Securities Underlying Options	Percent of Total to Employees in Fiscal Year	Per Share Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term
					5%	10%
None

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

During the fiscal year ended September 30, 2007 no options were exercised by any of the Company’s executive officers. There are no unexercised options outstanding as of September 30, 2007.

Director Compensation

The Company’s directors do not receive fixed compensation for their services as directors.

Item 7. Certain Relationships and Related Transactions and Director Independence.

The Company paid an obligation to Martin Licht (currently the Company’s director and Executive Vice President) of $485,985 through the issuance of 1,295,976 shares of common stock on November 7, 2005. The obligation was for $252,780 plus $233,205 in accrued interest at a rate of 10.26%. The obligation related to legal services rendered to the Company. The Company valued the stock at $485,991 that was given in exchange for the obligation based on $0.0025 per share.

On March 28, 2006, the Company acquired LifeHealthCare, Inc. (LHC) a Delaware corporation from Martin Licht (currently the Company’s director and Executive Vice President) for 4,000,000 shares of common stock.  The value of the stock on March 28, 2006 was $1,200,000.

Item 8. Legal Proceedings

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Other Shareeholder Matters

The common stock was suspended from trading on the Nasdaq National Market because the Company had no assets. Since its stock was delisted, the common stock has been traded on the “pink sheets” or over-the-counter-market under the symbol MTRE.PK. The “pink sheets” is an over-the-counter market which provides significantly less liquidity than established stock exchanges or the Nasdaq National Market, and quotes for stocks included in the “pink sheets” are not listed in the financial sections of newspapers as are those for established stock exchanges and the Nasdaq National Market. The following table sets forth, for the periods indicated the high and low closing sales prices for our common stock.

	High	Low

Common Stock Fiscal 2006
1st Quarter	$.0027	$.0010
2nd Quarter	$.0055	$.0020
3rd Quarter	$.0030	$.0007
4th Quarter	$.001	$.0003

Common Stock Fiscal 2007
1st Quarter	$.0005	$.0002
2nd Quarter	$.0008	$.0002
3rd Quarter	$.0007	$.0003
4th Quarter	$.0015	$.0003

The closing price of our common stock on August 13, 2008 was $.30.

As of September 1, 2008, there were approximately 140 holders of record of common stock.

The Company has never declared or paid any cash dividends on the common stock. The Company does not anticipate declaring or paying any dividends on the common stock in the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the expansion of its business.

Equity Compensation Plan Information

The Company does not maintain any stock option or other equity compensation plan at the date hereof.

Item 10. Recent Sales of Unregistered Securities.

Steven Kessler was issued 673,333 shares of common stock in fiscal 2006. The shares were issued for services rendered to the Company as a consultant. Mr. Kessler assigned all those shares to Mr. Licht in 2007. Mr. Salvucci, Mr. Stein and Mr. Lazar were each issued 333,333 shares of common stock in fiscal 2006. The shares were issued for servicing as a board member for fiscal 2007.

John Grippo was issued 173,333 shares of common stock in fiscal 2006. The shares were issued for services rendered to the Company as a consultant prior to being named Chief Financial Officer.

Martin Licht and certain other parties were issued 1,295,976 shares of common stock in fiscal 2006. The shares were issued in exchange for debt and accrued interest owed by the Company to Mr. Licht. The Company issued 4,000,000 shares of common stock to Mr. Licht in return for all the common shares of LifeHealthCare, Inc.

An additional 4,233,332 shares of common stock were issued in May of 2008 for services rendered to the Company.

All shares of common stock issued by the Company were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 11.  Description of Registrant’s Securities to be Registered.

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, as amended.

Common Stock

The Company is authorized to issue 150,000,000 shares of common stock, $.001 par value per share.

Voting Rights

The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of our common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

Holders of our common stock will share ratably in any dividends declared by the board of directors, subject to the preferential rights of any of our preferred stock then outstanding. Dividends consisting of shares of our common stock may be paid to holders of shares of our common stock.

Other Rights

In the event of our liquidation, dissolution or winding up, after payment of liabilities and liquidation preferences on any of our preferred stock then outstanding, the holders of shares of our common stock are entitled to share ratably in all assets available for distribution. Holders of shares of our common stock have no preemptive rights or rights to convert their shares of our common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Under our certificate of incorporation, our board of directors has the authority, without further shareholder action, to issue from time to time, preferred stock in one or more series and for such consideration as may be fixed from time to time by our board of directors. Our board also has the authority to fix and determine, in the manner provided by law, the relative rights and preferences of the shares of any series so established, such as dividend and voting rights. Prior to the issuance of each series of preferred stock, our board will adopt resolutions creating and designating the series as a series of preferred stock. The board of directors may, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock.

Item 12. Indemnification of Officers and Directors.

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

• Any breach of their duty of loyalty to us or our shareholders;
• Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
• Any transaction from which the director derived an improper personal benefit.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors and officers for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as the provisions of our certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

MARKET & RESEARCH CORP. AND SUBSIDIARY
Formerly known as
CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
TABLE OF CONTENTS

PAGE

Report of Registered Independent Public Accounting Firm	F-1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations	F-3

Consolidated Statements of Stockholders’ Equity (Deficit)	F-4

Consolidated Statements of Cash Flows	F-5

Notes to Financial Statements	F-6 – F-18

UNAUDITED INTERIM FINANCIAL STATEMENTS	F-19 – F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Market & Research Corp.
Westport, CT

We have audited the accompanying consolidated balance sheet of Market & Research Corp. and Subsidiary (the “Company”) as of September 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended September 30, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the PCAOB (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Market & Research Corp. and Subsidiary at September 30, 2007 and 2006 and the results of their operations and their cash flows for the years ended September 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, Market & Research Corp. and Subsidiary has suffered recurring losses due to lack of operations, current liabilities exceed current assets and an accumulated deficit. These matters raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Sobel and Co., LLC
Sobel & Co., LLC
Certified Public Accountants
Livingston, NJ
January 14, 2008

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30,

	2007	2006
ASSETS
Current assets:
Prepaid	$18,273	$348
Total current assets	18,273	348

Other assets:
Deposit	2,200	2,200
Intellectual property, net of amortization	85,000	95,000
Goodwill	-	1,169,199
Patent related costs	11,730	6,730
Total other assets	98,930	1,273,129
Total Assets	$117,203	$1,273,477
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued liabilities	$93,928	$32,870
Due to officer	195,429	85,218
Total current liabilities	289,357	118,088
Total Liabilities	289,357	118,088

Commitments and Contingencies

Stockholders’ Equity (Deficit):
Common stock, $0.01 par value,150,000,000 shares authorized;9,991,072 shares issued and outstanding	99,911	99,911
Prepaid expenses	-	(300,000)
Additional paid-in capital	18,734,195	18,734,195
Accumulated deficit	(19,006,260)	(17,378,717)
Total Stockholders’ Deficit	(172,154)	1,155,389
Total Liabilities and Stockholders’ Equity (Deficit)	$117,203	$1,273,477

See report of independent registered public accounting firm and accompanying notes to consolidated financial statements

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
Revenues	$0	$0
Professional fees	122,151	1,107,043
Impairment loss	1,169,199	-
General & administrative expenses	336,193	13,623
Total selling, general and administration expenses	1,627,543	1,120,666
Net loss before income tax	(1,627,543)	(1,120,666)

Provision for income taxes	-	-

Net loss	$(1,627,543)	$(1,120,666)

Loss Per Share – Basic and Diluted:
	$(0.16)	$(0.21)

Weighted Average Common Stock Outstanding:
	9,991,072	5,303,724

See report of independent registered public accounting firm and accompanying notes to consolidated financial statements

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED SEPTEMBER 30, 2007 AND 2006

				Additional
	Common Stock		Prepaid	Paid-in	Accumulated
	Shares	Amount	Expenses	Capital	Deficit	Total
Balance, October 1, 2005	292,582	$2,925	$-	$15,764,141	$(16,258,051)	$(490,985)
Shares issued for debt relief	1,295,9764	12,960		473,025		485,985
Reduction of par value from $0.01 to $0.001		(14,297)		14,297		-
Shares issued for acquisition of LifeHealthCare, Inc.	4,00,000	4,000		1,196,000		1,200,000
Issuance of common stock for services	4,402,514	4,403	(300,000)	1,376,652		1,081,055
Net loss for the year ended September 30, 2006					(1,120,666)	(1,120,666)

Balance, September 30, 2006	9,991,072	9,991	(300,000)	18,824,115	(17,378,717)	1,155,389

Amortization of prepaid expenses			300,000			300,000

Net loss for the year ended September 30, 2007					(1,627,543)	(1,627,543)

	9,991,072	$9,991	$-	$18,824,115	$(19,006,260)	$(172,154)

See report of independent registered public accounting firm and accompanying notes to consolidated financial statements

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED SEPTEMBER 30, 2007 AND 2006

	2007	2006
Cash Flows from Operating Activities:
Net loss	$(1,627,543)	$(1,120,666)
Impairment loss - Goodwill	1,169,199	-
Shares issued for services	300,000	1,081,056
Amortization of intellectual property	10,000	5,000
Changes in assets and liabilities
Increase in Patent and CE related costs	(5,000)	-
Increase in prepaid expenses	(17,925)	(348)
Increase in accrued liabilities	61,058	29,870
Net Cash Used in Operating Activities	(110,211)	(5,088)

Cash Flows from Financing Activities:
Proceeds from officer	110,211	5,088
Net Cash Provided by Financing Activities	110,211	5,088

Net Change in Cash	-	-

Cash and Cash Equivalents, Beginning	0	0

Cash and Cash Equivalents, Ending	$0	$0

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$-	$-
Cash Paid during the year for income taxes	$-	$-
Non-Cash Financing and Investing Activities:
Shares issued for debt relief	$—	$486,985
Shares issued in advance for services	$—	$300,000
Shares issued for the acquisition of LifeHealthCare, Inc.	$—	$1,200,000

See report of independent registered public accounting firm and accompanying notes to consolidated financial statements

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND PRINCIPAL ACTIVITIES OF THE GROUP

The Company, which was incorporated November 10, 1994, was a manufacturer, designer, importer and wholesaler of men's shoes. Beginning in 1999, the Company ceased all operations and has remained in a dormant state since such date. Recently, the company began taking steps to commence operations. The company has identified certain investments and is in the process of securing funds to acquire those investments and commence operations. There is no guarantee that the company will secure the necessary financing to acquire or operate the assets. Management has primarily focused its attention on the reorganization of Market & Research Corp. in order to prepare the Company for capital raising activities. Neither the parent company nor the subsidiary has devoted its attentions to financial planning, raising capital, research and development or any other activities that would be associated with the start up of operations. As such, neither company qualifies for classification for development stage accounting.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and incorporate the following significant accounting policies:

Principals of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company considers, when applicable, the fair value of the cash equivalents, receivables, accounts payable and accrued liabilities approximate carrying value based on the short term nature of the instruments.

Goodwill

The Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. Goodwill and other intangible assets with indefinite lives must be tested for impairment on an annual basis. The Company performs this annual impairment test at fiscal year end for goodwill.

SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential goodwill impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value. SFAS 142 also requires the Company to compare the fair value of an intangible asset to its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized. Fair values for goodwill and other indefinite-lived intangible assets are determined based on discounted cash flows or market multiples as appropriate.

The Company's goodwill represents the excess acquisition cost over the fair value of the tangible and identified intangible net assets of LifeHealthCare, Inc. acquired in 2006. For the year ended September 30, 2007, the Company applied what it believes to be the most appropriate valuation methodology for the reporting unit. If the Company had utilized different valuation methodologies, the impairment test results could differ. Management determined that goodwill was fully impaired for the year ended September 30, 2007.

Intangible Assets

Intangible assets, excluding goodwill, are stated on the basis of cost and are amortized on a straight-line basis over estimated life of ten years. Intangible assets with indefinite lives are not amortized but are evaluated for impairment annually unless circumstances dictate otherwise. Management periodically reviews intangible assets for impairment based on an assessment of undiscounted future cash flows, which are compared to the carrying value of the intangible assets. Should these cash flows not equate to or exceed the carrying value of the intangible, a discounted cash flow model is used to determine the extent of any impairment charge required. For the years ended September 30, 2007 and 2006 the amortization expense on intangible assets amounted to $10,000 and $5,000, respectively. The patent costs relate to a patent application. The patent has not been granted. When the patent is granted, the amount will be amortized. If the application is denied, the amount will be written off.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment." This standard replaced SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The standard requires companies to recognize all share-based payments to employees, including grants of employee stock options, in the financial statements based on their fair values on the grant date and is effective for annual periods beginning after June 15, 2005. There were no employee stock options granted, outstanding or vested in fiscal 2007 or 2006. Accordingly, the Company recognized expense of $0 for the years ended September 30, 2007 and 2006 for employee stock options. Stock issued to non-employees is recorded at the time of issue based on trading value of the stock. The Company issued 4,402,514 common shares for services in the year ended September 30, 2006. The shares were valued at the trading value at the time of issuance or $1,381,055.

Income Taxes

The Company accounts for its income taxes using SFAS No. 109, “Accounting for Income Taxes”, which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Net Income (Loss) Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing net income by the weighted average number of common shares outstanding and dilutive potential common shares which includes the dilutive effect of stock options and warrants. Dilutive potential common shares for all periods presented are computed utilizing the treasury stock method. There were no stock options or warrants outstanding during the reporting periods. There were no common stock equivalents outstanding during fiscal 2006 or fiscal 2007.

Capital Structure and Security Rights

Common Stock - The Company was initially authorized to issue 50,000,000 shares of common stock, par value $.01 per share. All common shares are equal to each other with respect to voting, and dividend rights, and are equal to each other with respect to liquidations rights. On October 17, 2005, a majority of shareholders passed a resolution to increase the number of authorized common shares to 250,000,000. On January 30, 2006 the holders of a majority of the outstanding common stock of the Company passed a resolution to increase the number of authorized common shares from 250,000,000 to 1,500,000,000 and to lower the par value from $0.01 to $0.001. The purpose of these resolutions was to create a sufficient number of shares of common stock to allow the Company to settle its last remaining liability and to commence operations. Preferred Stock - The Company has authorization to issue 1,500,000 shares of preferred stock, par value $.01 per share.

On December 18, 2007 the Company filed a Schedule 14 (c) with the Security and Exchange Commission announcing the approval by a majority of shareholders of the following:

A reverse Stock split of 150:1. As a result of the reverse split, the number of authorized and issued shares of common stock will be reduced to 9,991,072 from 1,498,612,518. A record date and an effective date of April 21, 2008 for the stock split was subsequently determined by the board of directors.

A reduction of the authorized number of common stock from 1,500,000,000 to 150,000,000. The effective date of the reduction has not been determined by the board of directors and have not been reflected in these financial statements.

An amendment to change the name of the Company from Cable & Co. Worldwide, Inc. to Market & Research Corp.

Each of these steps has been approved by the board of directors but are not yet effective. Except for the name change, all of these steps are reflected in these financial statements.

Recently Issued Accounting Standards

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which, among other things, requires applying a "more likely than not" threshold to the recognition and derecognition of tax positions. The Company has not filed its tax returns for several years, however, given the lack of revenues and the losses experienced management has determined that there is limited likihood that the Company will take a tax position that under examination would result in a liability or asset. Therefore the adoption of FIN48 is not expected to have an effect on the results of operations or financial position of the Company.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154 ("SFAS No. 154"), "ACCOUNTING CHANGES AND ERROR CORRECTIONS." This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods' financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, "ACCOUNTING CHANGES," which previously required that most voluntary changes in accounting principle be recognized by including in the current period's net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Management has adopted these provisions.

In February 2006, the FASB issued SFAS Statement No. 155, "ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS—AN AMENDMENT OF FASB STATEMENTS NO. 133 AND 140" ("SFAS 155"). This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "APPLICATION OF STATEMENT 133 TO BENEFICIAL INTERESTS IN SECURITIZED FINANCIAL ASSETS." This Statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued for the Company for fiscal year begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "FAIR VALUE MEASUREMENTS" ("SFAS 157"). While SFAS 157 formally defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements, it does not require any new fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements. SFAS 157 is required to be adopted effective January 1, 2008 and the Company does not presently anticipate any significant impact on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 158, "EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS - AN AMENDMENT OF FASB STATEMENTS NO. 87, 88, 106 AND 132(R)" ("SFAS 158"). SFAS 158 requires an employer to recognize the funded status of its defined benefit pension and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through other comprehensive income. The funded status of a plan is measured as the difference between plan assets at fair value and the benefit obligation, which is represented by the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans. SFAS 158 requires the recognition, as a component of other comprehensive income, net of tax, of the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost in accordance with existing accounting principles.

Amounts required to be recognized in accumulated other comprehensive income, including gains and losses and prior service costs or credits are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of existing accounting principles. In addition, SFAS 158 requires plan assets and obligations to be measured as of the date of the employer's year-end statement of financial position as well as the disclosure of additional information about certain effects on net periodic benefit cost for the next fiscal year from the delayed recognition of the gains or losses and prior service costs or credits.

The Company is required to adopt those provisions of SFAS 158 attributable to the initial recognition of the funded status of the benefit plans and disclosure provisions as of December 31, 2006. Those provisions of SFAS 158 applicable to the amortization of gains or losses and prior service costs or credits from accumulated other comprehensive income to the net periodic benefit cost are required to be applied on a prospective basis effective January 1, 2007. The Company does not anticipate that the adoption of SFAS 158 will have any impact on its consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Reclassifications

Certain amounts from prior years have been reclassified to conform to the 2007 presentation.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses, has accumulated deficit of approximately, $19,000,000, current assets exceed current liabilities and is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. It is management's plan to continue to implement their strategy to commence operations. With the commencement of operations, management believes they will generate sufficient funds to support operations. Officers will continue to support operations as needed for any shortfalls in cash flows.

NOTE 4. INTANGIBLE ASSETS

The components of amortized intangible asset as of September 30, 2007 and 2006 is as follows:

	2007	2006
CE Designation Gross Carrying Amount	$100,000	$100,000
Accumulated Amortization	(15,000)	(5,000)
Net Carrying Amount	$85,000	$95,000
Patent Cost	11,730	6,730
Total Net Carrying Amount	$96,730	$101,730

Amortization expense for intangible assets was $10,000 and $5,000 for the years ended September 30, 2007 and 2006 respectively. The patent costs relate to a patent application. The patent has not been granted. When the patent is granted, the amount will be amortized. If the application is denied, the amount will be written off. The sale of both over the counter and regulated prescriptive and similar medical products and devices in member countries comprising the European Union requires that they are subjected to a rigorous process prior to their approval for marketing. All products, without exception, are required to undergo this rigorous process and if approved receive a “CE” label, which permits their sale in any EU member nation. The capitalized costs noted above are the amounts expended in securing the CE designation for LHC’s emergency dental kit. We account for goodwill and other intangible assets in accordance with SFAS No. 142, which requires that goodwill and other intangible assets that have indefinite lives not be amortized but instead be tested at least annually for impairment, or more frequently when events or a change in circumstances indicate that the asset might be impaired. For indefinite lived intangible assets, impairment is tested by comparing the carrying value of the asset to its fair value and assessing the ongoing appropriateness of the indefinite life classification. For goodwill, a two-step test is used to identify the potential impairment and to measure the amount of impairment, if any. The first step is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is considered instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

Reclassifications

Certain amounts from prior years have been reclassified to conform to the 2007 presentation.

NOTE 3. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses, has an accumulated deficit of approximately $19,000,000, current assets exceed current liabilities and is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. It is management's plan to continue to implement their strategy to commence operations. With the commencement of operations, management believes they will generate sufficient funds to support operations. Officers will continue to support operations as needed for any shortfalls in cash flows.

NOTE 4. INTANGIBLE ASSETS

The components of amortized intangible asset as of September 30, 2007 and 2006 is as follows:

	2007	2006
CE Designation Gross Carrying Amount	$100,000	$100,000
Accumulated Amortization	(15,000)	(5,000)
Net Carrying Amount	$85,000	$95,000
Patent Cost	11,730	6,730
Total Net Carrying Amount	$96,730	$101,730

Amortization expense for intangible assets was $10,000 and $5,000 for the years ended September 30, 2007 and 2006 respectively. The patent costs relate to a patent application. The patent has not been granted. When the patent is granted, the amount will be amortized. If the application is denied, the amount will be written off. The sale of both over the counter and regulated prescriptive and similar medical products and devices in member countries comprising the European Union requires that they are subjected to a rigorous process prior to their approval for marketing. All products, without exception, are required to undergo this rigorous process and if approved receive a “CE” label, which permits their sale in any EU member nation. The capitalized costs noted above are the amounts expended in securing the CE designation for LHC’s emergency dental kit. We account for goodwill and other intangible assets in accordance with SFAS No. 142, which requires that goodwill and other intangible assets that have indefinite lives not be amortized but instead be tested at least annually for impairment, or more frequently when events or a change in circumstances indicate that the asset might be impaired. For indefinite lived intangible assets, impairment is tested by comparing the carrying value of the asset to its fair value and assessing the ongoing appropriateness of the indefinite life classification. For goodwill, a two-step test is used to identify the potential impairment and to measure the amount of impairment, if any. The first step is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is considered not impaired, otherwise goodwill is impaired and the loss is measured by performing step two. Under step two, the impairment loss is measured by comparing the implied fair value of the reporting unit with the carrying amount of goodwill. At September 30, 2007 management determined that there no impairment to the intangible assets. At September 30, 2007, management determined that the entire goodwill balance of $1,169,199 was impaired and was therefore written off to operations.

NOTE 5. ACQUISITION

On March 28, 2006, the Company acquired LifeHealthCare, Inc. (LHC) a Delaware corporation, a startup company focusing on the dental and healthcare marketplace.  The Company issued 4,000,000 shares of Common Stock at $0.30 per share to acquire LHC. LHC was acquired from Martin Licht, the Company’s current executive vice president and former chief executive officer.

The purchase price was allocated on the basis of the estimated fair values of the assets acquired and liabilities assumed which was $1,200,000.  LHC has a product (an emergency dental kit) that is approved for sale in the European Union.    The acquisition was accounted for as a purchase in accordance with SFAS 141. The assets were valued at cost as they had been acquired shortly before the acquisition by LHC.

Acquisition cost	$1,200,000

Net assets acquired:
Current assets	$10,639
CE Designation	100,000
Patent	6,730

Total assets	117,369

Liabilities assumed	(86,568)

Total liabilities	(86,568)

Amount assigned to goodwill	$1,169,199

LHC has no revenues or tangible assets and will require a significant amount of financing in order to commence operations.  The Company does not have access to the necessary financing at this time.  If financing is not obtained, LHC will not be able to commence operations.  As of the date of acquisition, LHC had incurred cumulative losses of approximately $71,000.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company had one obligation whose face amount was $252,780 that dated back to 1998 and continued to accrue interest. The amount was due to Martin Licht (currently the Executive Vice President, but at the time he was not affiliated with the Company). The total amount owed at September 30, 2005 including accrued interest was $485,985. The Company settled this obligation, in full on November 7, 2005 through the issuance of stock. On May 19, 2006, the Company issued a total of 3,317,514 shares of common stock to various companies and individuals in exchange for past services rendered on behalf of the Company. On that same date the Company issued 1,000,000 shares of common stock for board of director services to be rendered, in the future, on behalf of the Company. The market value used to value the stock issued was $0.30. Accordingly, $983,254 has been recognized as expense in the statement of operations. The Company also recognized $300,000 in prepaid expenses for services and amortized it over the year ended September 30, 2007.

During the 2007 officer of the Company advanced the Company $110,211 to pay for operating costs. This amount is non-interest bearing, unsecured, and due on demand: however the officer has agreed not to demand payments for one year. The same officer advanced $85,218 to LifeHealthCare, Inc. prior to its being acquired by the Company. The terms of the advance to LifeHealthCare, Inc. are the same as those to the Company.

NOTE 7. INCOME TAXES

The Company last filed its income tax returns for the year 1999. It has not filed tax returns for any period since 1999. The ability of the Company to utilize all or part of its operating tax loss caryforwards or its charitable contribution carryforwards to reduce any tax obligation in the future has not been determined. In addition, at this time, the Company has no operations and no possibility of producing taxable income to utilize any such operating tax loss carryforward or charitable contribution carryforward. For both reasons, no tax asset has been recorded since the Company believes at this time it is more likely than not that that the amounts will not be realized. The Company has adopted FASB 109 to account for income taxes. The Company currently has no issues that create timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty as to the utilization of net operating loss carry forwards an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate. No provision for income taxes has been recorded due to the net operating loss carryforward of approximately $1,800,000 as of September 30, 2007 that will be offset against further taxable income. No tax benefit has been reported in the financial statements. Under the Internal Revenue Code, generally, expiration of net operating loss carryforwards are twenty-years from when such losses were derived. Additionally, limits may be imposed on the use of such losses based on certain factors, including, but not limited to, a change in stockholders.

Deferred tax assets and the valuation account as of September 30, 2007 and 2006 are as follows:

	2007	2006
Deferred tax asset:
Net operating loss carryforward	$993,000	$455,000
Valuation allowance	(993,000)	(455,000)
	$-	$-

The components of income tax expense are as follows:

	2007	2006
Current Federal Tax	$-	$-
Current State Tax	-	-
Change in NOL benefit	(553,000)	(381,000)
Change in allowance	553,000	381,000
	$-	$-

The Company has incurred losses that can be carried forward to offset future earnings if conditions of the Internal Revenue Codes are met. These losses are as follows:

	Expiration
Year of Loss	Amount	Date
2000	$28,000	2020
2001	31,000	2021
2002	34,000	2022
2003	38,000	2023
2004	42,000	2024
2005	51,000	2025
2006	1,120,000	2026
2007	1,628,000	2027

NOTE 8. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

Litigation

The Company has been inactive for over eight years. Based on searches performed in various jurisdictions that the Company previously operated in, no asserted or pending litigations were discovered. Inquiries of former officers and directors revealed no known litigation, either pending, suspended or possible. There can be no assurance that there are no potential or possible litigations in the jurisdictions searched or other jurisdictions not searched. Based on currently available information, we believe that there are no pending claims that will have a material adverse effect on the Company’s future operating results or financial position.

NOTE 9. SUBSEQUENT EVENTS

On April 21, 2008, the shareholders approved the following:

A reverse Stock split of 150:1. As a result of the reverse split, the number of authorized and issued shares of common stock will be reduced to 9,991,072 from 1,498,612,518. A record date and an effective date of April 21, 2008 for the stock split was subsequently determined by the board of directors.

A reduction of the authorized number of common stock from 1,500,000,000 to 150,000,000. The effective date of the reduction has not been determined by the board of directors and have not been reflected in these financial statements.

An amendment to change the name of the Company from Cable & Co. Worldwide, Inc. to Market & Research Corp.

Except for the name change, all of these steps are reflected in these financial statements.

The Company has entered into a series of three agreements to purchase either the assets or stock of other companies. Each of these proposed acquisitions will require a significant amount of financing. The Company does not have access to the necessary financing at this time. The Company currently has no agreements or understandings with respect to financing. Accordingly, the Company is unable to conclude that any of the proposed acquisitions is probable of consummation at this time.

InMarketing Transaction. On November 12, 2007, the Company entered into an agreement for the shares of InMarketing Corp (“InMarketing”). The proposed purchase price for the shares of InMarketing is approximately $6,120,000.

InMarketing is in the business of designing proprietary software that provides a database-driven program to help companies build employee sales and recognition programs and customer loyalty and service award programs.

The Company has not secured financing to accomplish this acquisition. The sellers of these shares currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

Aspen Transaction. As of November 5, 2007, the Company entered an agreement for the purchase of the shares of Quantum Research Services, Inc. d/b/a Aspen Media and Market Research, Ltd., a Colorado corporation (“Aspen”). The proposed purchase price of the shares of Aspen is approximately $2,042,000.

Aspen specializes in both research field services of data gathering to be used to test advertising effectiveness, new product surveys, customer service tracking and focus group recruiting and setup. Aspen also works in the circulation industry for subscriptions for business-to-business controlled circulation publications.

The Company has not secured financing to accomplish this acquisition. The sellers of these shares currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

Precision Transaction. On April 30, 2008, the Company entered into an agreement for the purchase of the assets of Precision Opinion, Inc. The proposed purchase price for the assets of Precision is approximately $2,250,000.

Precision is a CATI (computer assisted telephone interviewing) equipped phone room that includes web-based CAWI (computer assisted web interviewing) data collection.

The Company has not secured financing to accomplish this acquisition. The sellers of these assets currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

On April 21, 2008, the Company’s Board of Directors approved the spin off of LHC to the shareholders of the Company. The spin off was consummated on September 12, 2008. .

MARKET & RESEARCH CORP. AND SUBSIDIARY
Formerly known as
CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)
	June 30, 2008 (unaudited)	September 30, 2007
ASSETS
Current Assets
Cash	$78	$-
Deposit	2,200	2,200
Prepaid expense	23,937	-
	26,215	2,200
Long Term Assets
Intangible, net	-	85,000
Patent and CE related expenses	11,730	11,730
Total Long Term Assets	$81,730	$96,730
TOTAL ASSETS	$37,945	$117,203

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current Liabilities
Accrued liabilities	$189,541	$93,928
Due to shareholder	226,025	195,429
	415,566	289,357
Shareholders’ Deficiency
Common stock, par value $.01, 150,000,000 shares authorized, 14,224,404 and 9,991,072 issued and outstanding	142,235	99,911
Additional paid-in capital	21,147,203	18,734,195
Accumulated deficit	(21,667,059)	(19,006,260)
Shareholders’ Deficiency	(337,621)	(172,154)
Total Liabilities and Shareholders’ Deficiency	$37,945	$117,203

The accompanying notes are an integral part of these condensed consolidated financial statements

PART II.MARKET & RESEARCH CORP. AND SUBSIDIARY

Formerly known as

PART III.CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,
	2008	2007
Revenues	$0	$0
Consulting fees	2,512,549	10,000
Impairment loss	77,500	-
General & administrative expenses	6,476	80,500
Net loss before income tax	(2,596,525)	(90,500)

Provision for income taxes	-	-

Net loss	$(2,596,525)	$(90,500)

Loss Per Share –
Basic and Fully Diluted:	$(0.19)	$(0.01)

Weighted Average Common Stock Outstanding:
Basic and Fully Diluted:	13,480,082	9,991,072

The accompanying notes are an integral part of these condensed consolidated financial statements

PART IV.MARKET & RESEARCH CORP. AND SUBSIDIARY

Formerly known as
PART V.CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Nine Months Ended June 30,
	2008	2007
Revenues	$0	$0
Consulting fees	2,530,454	12,500
Impairment loss	77,500	-
General & administrative expenses	52,846	237,300
Net loss before income tax	(2,660,800)	(249,800)

Provision for income taxes	-	-

Net loss	$(2,660,800)	$(249,800)

Loss Per Share –
Basic and Fully Diluted:	$(0.24)	$(0.03)

Weighted Average Common Stock Outstanding:
Basic and Fully Diluted:	11,149,831	9,991,072

The accompanying notes are an integral part of these condensed consolidated financial statements

PART VI.MARKET & RESEARCH CORP. AND SUBSIDIARY

Formerly known as

CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(UNAUDITED)

	Nine Months Ended June 30,
	2008	2007
Cash flow from operating activities:
Net loss	$(2,660,800)	$(249,800)
Adjustments to reconcile net (loss) to net cash
Used in operating activities:
Compensatory stock expense	2,455,333	-
Impairment loss	77,500	-
Amortization expense	7,500	7,500
Prepaid expense amortization	-	225,000
Change in assets and liabilities
Increase in prepaid expense	(5,664)
Increase in accrued liabilities	95,613	10,500
Net cash used in operating activities	(30,518)	(6,800)

Cash flows from investing activities:
Advances for CE designation	-	(5,000)
Net cash used in investing activities	-	(5,000)

Cash flows from financing activities:
Proceeds from shareholder	30,596	11,800
Net cash provided by financing activities	30,596	11,800

Net increase in cash	78	0
Cash, beginning of period	0	0
Cash, end of period	$78	$0

Supplemental cash flow information:
Cash paid for income tax	$0	$0
Cash paid for interest	$0	$0

The accompanying notes are an integral part of these condensed consolidated financial statements

MARKET & RESEARCH CORP. AND SUBSIDIARY
Formerly known as
CABLE & CO WORLDWIDE, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. FINANCIAL INFORMATION

Market & Research Corp. ("Research" or the “Company”) was incorporated November 10, 1994.  The Company has been dormant since 1999. During this period the Company had no operations, no revenues and no employees. Recently, the Company began taking steps to commence operations. The Company has identified certain investments and is in the process of securing funds to acquire those investments and commence operations. Although the Company did acquire LifeHealth Care, Inc in May 2006, the Company has not secured the necessary financing to operate the assets or to acquire additional assets.

On October 17, 2005, a majority of shareholders passed a resolution to increase the number of authorized common shares to 250,000,000. The purpose of this resolution was to create a sufficient number of shares of common stock to allow the Company to settle its last remaining liability.

On January 30, 2006 the holders of a majority of the outstanding common stock of the Company passed a resolution to increase the number of authorized common shares from 250,000,000 to 1,500,000,000. The purpose of this resolution was to create a sufficient number of shares of common stock to allow the Company to commence operations and to acquire LifeHealth Care, Inc.

On December 18, 2007 the Company filed a Schedule 14(c) with the Securities and Exchange Commission announcing the approval by a majority of shareholders of the following:

As a result of the reverse split of 1:150, the number of issued and outstanding shares of common stock will be reduced to 9,991,072 from 1,498,612,518. The par value changed from $.0001 to $.01.

A reduction of the authorized number of shares of common stock from 1,500,000,000 to 150,000,000.

An amendment to change the name of the Company from Cable & Co Worldwide, Inc. to Market & Research Corp.

Each of these steps has been approved by the board of directors and became effective April 21, 2008, and all have been reflected in the financial statements and this document.

Between January 1, 2006 and August 12, 2006, the Company issued 8,775,172 shares of common stock in exchange for consulting and other administrative services, the elimination of debt and to acquire LifeHealth Care, Inc. The market value used to value the stock issued ranged from $0.75 to $0.30 for the consulting and board services provided and the acquisition of LifeHealth Care, Inc. The book value of the debt retired was used for the exchange of debt for stock. The stock issued is all restricted stock.

The Company acquired all the outstanding stock of LifeHealth Care, Inc. (LHC) a Delaware corporation on March 28, 2006 in exchange of 4,000,000 shares of common stock. LHC’s value was set at $1,200,000 based on the market value of the Company’s shares issued. The value of LHC was due to the fact that it already had a product (an emergency dental kit) that is approved for sale in the European Union. The life of this asset is indeterminable since the approval has no preset lifespan. LHC has no revenues and will require a significant amount of financing in order to commence operations. The Company does not have access to the necessary financing at this time. If financing is not obtained, LHC will not be able to commence operations. As of the date of acquisition, LHC had incurred cumulative losses of approximately $71,000. There is no certainty that even with adequate financing, LHC will be able to commence operations or obtain profitable status. On April 21, 2008, the Company’s Board of Directors approved the spin off of LHC to the shareholders of the Company. The spin off was consummated on September 12, 2008.

2.  GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses, has an accumulated deficit of approximately $21,600,000, current assets exceed current liabilities and is dependent upon financing to continue operations.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.  It is management's plan to continue to implement their strategy to commence operations. With the commencement of operations, management believes they will generate sufficient funds to support operations.  Officers will continue to support operations as needed for any shortfalls in cash flows, to the extent that they are able.

3.  BASIS OF PREPARATION

The unaudited financial statements include all the accounts of the Company.

Pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-QSB, the financial statements, footnote disclosures and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed. The financial statements contained in this report are unaudited but, in the opinion of the Company, reflect all adjustments, consisting of only normal recurring adjustments necessary to fairly present the financial position as of June 30, 2008 and the results of operations and cash flows for the interim periods of the fiscal year ending September 30, 2008 ("fiscal 2008") and the fiscal year ended September 30, 2007 ("fiscal 2007") presented herein. The results of operations for any interim period are not necessarily indicative of results for the full year.

NET LOSS PER SHARE
Basic net income or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding. Diluted net income or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding and dilutive potential common shares reflecting the dilutive effect of stock options and warrants. Dilutive potential common shares, stock options and warrants for all periods presented are computed utilizing the treasury stock method, unless the effect of such equivalent shares was anti-dilutive. The Company had no outstanding options or warrants at June 30, 2008.

Recent Accounting Pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) issued Staff Position (“FSP”) EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, “Earnings per Share.”  Under the guidance in FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.  FSP EITF 03-6-1 is effective for the Company in fiscal 2009.  After the effective date of FSP EITF 03-6-1, all prior-period earnings per share data presented must be adjusted retrospectively.  The Company does not expect that EITF 03-6-1 will have an impact on its consolidated financial statements.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”).  SFAS 162 is intended to improve financial reporting by identifying a consistent framework or hierarchy for selecting accounting principles to be used in preparing financial statements in conformity with U.S. GAAP.  The Company does not expect that SFAS 162 will have an impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133” (“SFAS 161”).  This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities.  It is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applicable to the Company in the first quarter of fiscal 2009.   The Company does not expect that SFAS 162 will have an impact on its consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP FAS 140-3”) which provides guidance on accounting for a transfer of a financial asset and repurchase financing.  FSP FAS 140-3 is effective for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years.  The Company does not expect that FSP FAS 140-3 will have a material effect on its consolidated financial statements.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”).  SFAS 160 amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  The Company is currently determining the effect, if any, that SFAS 160 will have on its consolidated financial statements.  SFAS 160 is effective for fiscal years beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations,” which replaces SFAS No. 141 (“SFAS 141R”). SFAS 141R, among other things, establishes principles and requirements for how an acquirer entity recognizes and measures in its financial statements the identifiable assets acquired (including intangibles), the liabilities assumed and any noncontrolling interest in the acquired entity. Additionally, SFAS 141R requires that all transaction costs be expensed as incurred. The Company is currently evaluating the effect, if any, that SFAS 141R will have on its financial statements.  SFAS 141R is effective for fiscal years beginning after December 15, 2008.

In December 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin 110 (“SAB 110”).  SAB 110 amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series.  Question 6 of Section D.2 of Topic 14 expresses the views of the Staff regarding the use of the “simplified” method in developing an estimate of the expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007.  SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate of the expected term of outstanding options to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007.   The Company does not expect that SAB 110 will have an impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities − Including an amendment of FASB Statement 115,” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  This statement is effective for fiscal years beginning after November 15, 2007.  The Company did not elect to apply the provisions of SFAS 159 for existing eligible instruments at December 31, 2007.

In September 2006, the FASB issued SFAS 157 “Fair Value Measurements,” (“SFAS 157”).  SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value in GAAP and expands the disclosure of fair value measurements.  This statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

STOCK-BASED COMPENSATION

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” This standard replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (‘APB’) Opinion No. 25, “Accounting for Stock Issued to Employees.” The standard requires companies to expense the fair value of stock option on the grant date and is effective for annual periods beginning after June 15, 2005. In accordance with the revised statement, the expense attributable to stock options granted or vested subsequent to July 1, 2005, was required to be recognized by the Company. The Company issued 4,233,332 common shares to two appointed directors, two officers and seven consultants in return for services rendered during the three months ended June 30, 2008. The Company valued the shares based on the closing share price of $0.58 on the date of grant, which was the date of commitment and the date at which the performance was complete.

In accordance with Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services”, the Company measures the fair value of the equity instruments issued to non-employees using the stock price and other measurement assumptions as of the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or the date at which the counterparty’s performance is complete.

4. RELATED PARTY TRANSACTIONS

The Company has been dormant since 1999. During this dormancy period, only one creditor continued to pursue collection of the amount due to him by the Company. On November 7, 2005 that sole remaining creditor of the Company (Martin Licht, a current Company director and officer) accepted an offer by the Company to convert the entire amount owed, including accrued but unpaid interest, ($485,985) by the Company into common stock. Under this settlement, the Company issued 1,295,976 common shares in full satisfaction of all claims of this creditor. This was the only known outstanding obligation of the Company. We believe that the combination of the extinguishment of debt in June 1999 with this settlement with the final remaining creditor will allow the Company to pursue its efforts to commence operations.

During the nine months ended June 30, 2008, Martin Licht, an officer and director of the Company and Gary Stein, the president and director of the Company, advanced the Company $30,596 to help pay for operating costs. This amount is unsecured, non-interest bearing, and due on demand. The Company owes Mr. Licht and Mr. Stein $226,025 as of June 30, 2008. This amount is unsecured, non-interest bearing, and due on demand.

5. INTANGIBLE ASSETS

The components of amortized intangible asset as of June 30, 2008 and September 30, 2007 is as follows:

CE Designation Gross Carrying Amount	$100,000	$100,000
Accumulated Amortization	(22,500)	(15,000)
Impairment loss	(77,500)	-
Net Carrying Amount	$-	85,000
Patent and CE related expenses	11,730	11,730
Total Net Carrying Amount	$11,730	$96,730

Amortization expense for intangible assets was $7,500 and $2,500 for the nine and three months ended June 30, 2008 and 2007, respectively. The Company reviewed the CE Designation costs for impairment as of June 30, 2008 and determined that it was fully impaired. The CE and patent costs relate to application costs. Neither the CE designation nor the patent has been granted. When either is granted, the amount will be amortized. If either application is denied, the amount will be written off.

6. ACQUISITION

On March 28, 2006, the Company acquired LifeHealth Care, Inc. (LHC), a Delaware corporation, an early stage company focusing on the dental and healthcare marketplace from Martin Licht, a director and officer of the Company. The Company issued 4,000,000 shares of Common Stock to Martin Licht to acquire LHC at $.30 per share.

The purchase price was allocated on the basis of the estimated fair values of the assets acquired and liabilities assumed which was $1,200,000. LHC has a product (an emergency dental kit) that is approved for sale in the European Union. The life of this asset is indeterminable since the approval has no pre set lifespan. The acquisition was accounted for as a purchase.

Acquisition cost	$1,200,000

Net assets acquired:
Current assets	$10,639
CE designation	100,000
Patent	6,730

Total assets	117,369

Liabilities assumed	(86,658)

Net assets	30,711

Amount assigned to goodwill	$1,169,199

LHC has no revenues or tangible assets and will require a significant amount of financing in order to commence operations. The Company does not have access to the necessary financing at this time. If financing is not obtained, LHC will not be able to commence operations. As of the date of acquisition, LHC had incurred cumulative losses of approximately $71,000. There is no certainty that even with adequate financing, LHC will be able to commence operations or obtain profitable status.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), the Company evaluates goodwill and intangible assets at least annually for impairment by analyzing the estimated fair value based on the present value of discounted cash flows compared to the net book value. The Company will write off the amount of any goodwill or intangible in excess of its fair value. Management reviewed the goodwill at September 30, 2007 and determined that it was fully impaired and consequently wrote off the entire balance of $1,169,199.

Intangible assets with a definite life are amortized over their legal or estimated useful lives, whichever is shorter. The Company reviews the carrying amounts of intangible assets with a definite life whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances might include changes in technology, significant litigation or other items. As noted above, the Company reviewed the CE Designation costs for impairment as of June 30, 2008 and determined that it was fully impaired.

Intellectual property will be amortized over the estimated useful life of ten years.

7. TAXES

Effective October 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109.” FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements in accordance with SFAS No. 109. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. Upon the adoption of FIN 48, the Company had no unrecognized tax benefits. During the three months ended June 30, 2008, the Company recognized no adjustments for uncertain tax benefits. The Company recognizes interest and penalties, if any, related to uncertain tax positions in selling, general and administrative expenses. No interest and penalties related to uncertain tax positions were accrued at June 30, 2008.

Income taxes are computed using the asset and liability method of accounting. Under the asset and liability method, a deferred tax asset or liability is recognized for estimated future tax effects attributable to temporary differences and carryforwards. The measurement of deferred income tax assets is adjusted by a valuation allowance, if necessary, to recognize future tax benefits only to the extent, based on available evidence, it is more likely than not such benefits will be realized. The Company’s deferred tax assets were fully reserved at June 30, 2008.

The Company has not filed tax returns since 1999. The Company has experienced only losses since 1999. After it files all its delinquent tax returns, the Company expects that it will have no material changes to unrecognized tax positions within the next twelve months.

Upon filing its tax returns, the Company will have net operating loss carryforwards of approximately $1,925,000 available to offset taxable income through the year 2028.

The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating approximately $655,000. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a valuation allowance of $655,000 at June 30, 2008.

8.	COMMITMENTS

The Company has recently entered into agreements to purchase three operating companies. The sellers of each of the companies have the ability to unilaterally terminate each of the agreements, and, as a result, the Company does not consider any of the agreements to be binding at this time. The Company is currently attempting to secure financing to complete each of the acquisitions. The Company does not currently have any written agreement with any potential source of financing to provide the necessary funds. Although there can be no assurance, if and when the Company is able to secure the funds, it believes that it will be able to consummate each of the acquisitions on the terms set forth below. As a result of the Company not being in a position to count on any financing, the Company is unable to conclude that any of the proposed acquisitions is probable of consummation at this time. The Company is not obligated to pay any penalties, or be subject to any claims for breach of contract, if the acquisitions are not consummated.

InMarketing Transaction. On November 12, 2007, the Company entered into an agreement for the shares of InMarketing Corp (“InMarketing”). The proposed purchase price for the shares of InMarketing is approximately $6,120,000.

InMarketing is in the business of designing proprietary software that provides a database-driven program to help companies build employee sales and recognition programs and customer loyalty and service award programs.

The Company has not secured financing to accomplish this acquisition. The sellers of these shares currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

Aspen Transaction. As of November 5, 2007, the Company entered an agreement for the purchase of the shares of Quantum Research Services, Inc. d/b/a Aspen Media and Market Research, Ltd., a Colorado corporation (“Aspen”). The proposed purchase price of the shares of Aspen is approximately $2,042,000.

Aspen specializes in both research field services of data gathering to be used to test advertising effectiveness, new product surveys, customer service tracking and focus group recruiting and setup. Aspen also works in the circulation industry for subscriptions for business-to-business controlled circulation publications.

The Company has not secured financing to accomplish this acquisition. The sellers of these shares currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

Precision Transaction. On April 30, 2008, the Company entered into an agreement for the purchase of the assets of Precision Opinion, Inc. The proposed purchase price for the assets of Precision is approximately $2,250,000.

Precision is a CATI (computer assisted telephone interviewing) equipped phone room that includes web-based CAWI (computer assisted web interviewing) data collection.

The Company has not secured financing to accomplish this acquisition. The sellers of these assets currently have the ability to unilaterally terminate the agreement, and, as a result, the Company does not consider the agreement to be binding. The Company is unable to conclude that the proposed acquisition is probable of consummation at this time.

On April 21, 2008, the Company’s Board of Directors approved the spin off of LHC to the shareholders of the Company. The spin off was consummated on September 12, 2008.

 Item 14. Changes in and Disagreements with Accountants.

On January 7, 2008, the Board of Directors of Company dismissed the principal accountants for the Company, Chisholm Bierwolf & Nilson LLC, and engaged Sobel & Co., LLC as their new principal accountants. There were no disagreements as to accounting principals or practices. The prior accountant’s report was qualified in the same manner as the current report.

Item 15. Financial Statements and Exhibits

The Company hereby agrees to supplementally furnish the staff of the Securities and Exchange Commission, upon request, a copy of any omitted schedule or similar attachment to any of the Exhibits set forth below.

EXHIBIT INDEX

Exhibit Number	Description

3.1 Articles of incorporation, including amendments (incorporated by reference from Registration Statement No. 333-3000).

3.2 By laws, including amendments (incorporated by reference from Registration Statement No. 333-3000).

10.1 Stock Purchase Agreement, dated November 12, 2007, by and between the Company and Andrew Perlmutter and David Weiss with respect to the shares of InMarketing Corp. (previously filed).

10.2 Stock Purchase Agreement dated November 5, 2007, by and between the Company and Frank H. Schaller, Robert E. Hall, Paul K Cowhig III, Matthew A. Lambert and Sherrie L Smith with respect to the shares of Quamtum Research Services, Inc. d/b/a Aspen Media and Market Research, Ltd. (previously filed).

10.3 Purchase and Sale of Assets Agreement, dated April 30, 2008, by and between the Company and Precision Opinion, Inc., James Medick, Michael France and Edward Wilson with respect to the assets of Precision Opinion, Inc. (previously filed).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Market & Research Corp.

BY:	/s/ Gary Stein, President
Gary Stein, President

October 13, 2008